UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 26, 2014

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

TWENTY-FIRST CENTURY FOX, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-32352	26-0075658
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(212) 852-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

NOT APPLICABLE

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2014, 21st Century Fox America, Inc. (“21CFA”), a wholly owned subsidiary of Twenty-First Century Fox, Inc. (the “Company”), entered into a letter agreement (the “Letter Agreement”) with Mr. Gerson Zweifach, Senior Executive Vice President and Group General Counsel of the Company, effective July 1, 2014. The Letter Agreement, among other things, amends Mr. Zweifach’s employment agreement dated as of February 1, 2012 (the “Employment Agreement”) to extend the term of employment through June 30, 2017.

Pursuant to the terms of the Letter Agreement, Mr. Zweifach’s annual bonus target for the fiscal years ending June 30, 2015, June 30, 2016 and June 30, 2017 will be no less than $2.5 million with a maximum of $5 million. In addition, beginning with the fiscal 2015-2017 performance period through the fiscal 2017-2019 performance period, the target amount of Mr. Zweifach’s award of performance stock units (“PSUs”) under the Company’s 2013 Long-Term Incentive Plan shall be no less than $2.5 million. The PSU awards for these performance periods shall be subject to the same treatment upon termination as his PSU awards for the fiscal 2013-2015 and fiscal 2014-2016 performance periods as described in Mr. Zweifach’s Employment Agreement. All other substantive terms of Mr. Zweifach’s Employment Agreement, including Mr. Zweifach’s base salary, remain unchanged.

In connection with Mr. Zweifach’s execution of the Letter Agreement, Mr. Zweifach received from the Company a payment of $1 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWENTY-FIRST CENTURY FOX, INC. (REGISTRANT)

By:	/s/ Janet Nova
Janet Nova
Executive Vice President and Deputy Group General Counsel

Dated: September 29, 2014